EX 99.1
UCP REPORTS SECOND QUARTER 2014 RESULTS

- Net Income Improves to $1.3 Million -
- Total Revenue Increases to $63.6 Million -
- Integration of Newly Acquired Citizens Homes Assets Progressing -

San Jose, California, August 11, 2014. UCP, Inc. (NYSE: UCP) today announced its results of operations for the three months ended June 30, 2014.

Second Quarter 2014 Highlights Compared to Second Quarter 2013

•	Net income of $1.3 million, compared to a net loss of $1.1 million

•	Revenue from homebuilding operations increased 139.2% to $50.0 million

•	New homes deliveries increased 142% from 57 units to 138 units

•	Net new home orders improved 125% from 59 units to 133 units,

•	Consolidated gross margin of 18.8%, compared to 22.0%

•	Selling, general and administrative expense as a percentage of total revenue decreased to 16.8%, compared to 26.8%.

•	Land Sales of $12.1 million from 149 lots, compared to $6.8 million from 54 lots

•	Lots owned and controlled of 5,695 at quarter end

•	In April 2014, completed successful acquisition of Citizens Homes, Inc. (“Citizens Homes”), a privately held Southeast home builder, for approximately $14 million in cash; integration remains on track

“Our strong results are a continued reflection of the progress we are making toward our target of doubling our revenue and community count in 2014. We are pleased to report improvement in our net income as we continue to grow our operations and integrate our newly acquired Southeast assets from Citizens Homes,” stated Dustin Bogue, President and Chief Executive Officer of UCP. “We ended the quarter with an improved backlog and community count to support the ongoing execution of our growth objectives. During the quarter we also made meaningful progress on leveraging our SG&A. Looking to the second half of 2014, our markets remain dynamic, but the demand for quality homes in well located areas continues to improve overall. We also expect to opportunistically utilize our pipeline of land to support our growth in an effort to maximize value. We remain committed to improving our growth trajectory, while also enhancing our gross margin along with our SG&A leverage as we grow our business in our select West Coast and Southeast markets.”

Second Quarter 2014 Operating Results

Total consolidated revenue including both homebuilding and land development segments for the three months ended June 30, 2014 increased 129.4% to $63.6 million, as compared to $27.7 million for the three months ended June 30, 2013.

Revenue from homebuilding operations in the second quarter 2014 rose by $29.1 million, to $50.0 million, as compared to $20.9 million for the same period last year. The improvement was primarily the result of an increase of 81 in the number of homes delivered to 138 during the second quarter, as compared to 57 homes during the prior year period. The primary driver of growth in deliveries was an increase in the number of selling communities to 26 communities in the second quarter, as compared to 9 in the prior year quarter. Average selling price was approximately $362,000 during the second quarter, as compared to approximately $367,000 during the prior year quarter. The change in average selling price was primarily a result of geographic mix, including 37 homes delivered from the Citizens Homes in the Southeast with an average sales price of approximately $235,000.

Revenue from land sales for the second quarter 2014 was $12.1 million, as compared to $6.8 million in the same period in 2013. This increase was primarily the result of an additional 95 lots that were delivered during the second quarter, as compared to 54 lots during the prior year period.

Consolidated gross margins in the current quarter were 18.8% compared to 22.0% in the same period in 2013. Homebuilding gross margin during the second quarter was 17.9%, compared to 21.2% in the same period in 2013, due to an increase in buyer incentives and the impact of the Citizens Homes acquisition. Land sales gross margin was 23.5% for the current quarter as compared to 24.6% for the second quarter of 2013.

Sales and marketing expense for the current quarter was $3.8 million as compared to $2.1 million in the 2013 quarter; due to the significant increase in the number of selling communities being marketed. As a percentage of total revenue, sales and marketing expenses improved to 5.9% in the current quarter as compared to 7.6% last year, primarily as a result of a decrease in average home delivery transaction costs per home in the quarter.

General and administrative expense for the current quarter was $6.9 million as compared to $5.3 million in the 2013 quarter which was prior to our Initial Public Offering. The increase of $1.6 million is largely due to $1.1 million of stock based compensation, approximately $180,000 for professional fees related to the acquisition of Citizens Homes, and increased payroll costs associated with higher headcount. As a percentage of total revenue, general and administrative expenses improved to 10.9% for the second quarter, compared to 19.2% for the same period in 2013 as a result of higher total revenue and favorable operating leverage on the Company’s fixed cost base.

UCP’s net income for the second quarter of 2014 was $1.3 million versus a net loss of $1.1 million in the same period last year primarily attributable to higher total revenue and lower selling, general and administrative expense as a percent of sales.

Net new home orders in the quarter increased to 133 from 59 in the same period in 2013, primarily as the result of an increase in average active selling communities to 27 from 7 in the second quarter of 2013. The increase in average selling communities included 15 communities from Citizens Homes and 12 communities in the West. Unit backlog at the end of the quarter was 124 as compared to 78 at the end of prior year quarter. Backlog on a dollar basis increased by $13 million to $39.7 million and the average selling price of homes in backlog was $320,435 in the second quarter compared to $341,974 during the same period last year.

UCP increased total lots owned and controlled to 5,695 at the end of the second quarter of 2014 from 5,380 at the end of fiscal 2013. The Company continues to actively pursue opportunities to acquire land in desirable and high growth areas in its attractive markets.

Acquisition Activity

In April 2014, UCP entered the Charlotte, Raleigh, Myrtle Beach and Nashville markets through its acquisition of substantially all of the assets of Citizens Homes, Inc., a privately held homebuilder with operations in those select growth markets in the Southeast. For the full year ended December 31, 2013, Citizens Homes delivered approximately 170 homes generating revenues of approximately $37.3 million. The addition of Citizens Homes assets expands UCP’s geographic presence and advances its long-term growth strategy. The purchase price was approximately $14 million in cash, and Citizens Homes is eligible to receive additional earn-out payments from UCP of up to $6 million in the aggregate based on performance over the next five years.

UCP expects to benefit from added scale, increased land holdings, exposure to the high-growth Southeast markets and Citizens Homes’ experienced team of proven operators. UCP expects the strategic acquisition will:

•
Add Scale and Create Opportunities for Accelerated Growth: The acquisition of Citizens Homes’ operating platform and land portfolio is expected to materially increase UCP’s selling communities and land inventory.

•
Provide Opportunity for Sales Growth and Operational Efficiency: As part of UCP, UCP believes there will be an opportunity to increase Citizens Homes’ transaction volume and increase certain operational efficiencies.

•	Enhance Operations: UCP expects to benefit from the experience and relationships of Citizens Homes’ team, who have delivered many homes in Southeast markets over the past years.

Webcast and Conference Call

The Company will host a conference call for investors and other interested parties on Monday, August 11, 2014, beginning at 5:00 p.m. Eastern Time, 2:00 p.m. Pacific Time. Interested parties can listen to the call live on the internet through the Investor Relations section of the Company’s website at www.unioncommunityllc.com.

Listeners are advised to log on to the website at least 15 minutes prior to the call to download and / or install any necessary audio software. The conference call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the Union Community Partners Second Quarter 2014 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start of the conference call. A replay of the conference call will be available through September 10, 2014, by dialing 1-877-870-5176 for domestic participants or 1-858-384-5517 for international participants and entering the pass code 13587486. An archive of the webcast will be available on the Company’s website for a limited time.

About UCP, Inc.

UCP is a homebuilder and land developer with land acquisition and entitlement expertise with operations in California, Washington State, North Carolina, South Carolina, and Tennessee. UCP designs, constructs and builds high-quality, sustainable single-family homes for a variety of lifestyles and budgets through its wholly-owned subsidiaries, Benchmark Communities, LLC. The Benchmark Communities brand is recognized by homebuyers for its high-quality construction and craftsmanship, cutting-edge home design, and customer-centric service and warranty programs.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control. Forward-looking statements include information concerning the Company's possible or assumed future results of operations, including descriptions of the Company's business strategy. These statements often include words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. These statements are based on assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Although the Company believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance they will prove to be correct. Therefore, you should be aware that many factors could affect the Company's actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements.
Any forward-looking statement made by the Company herein, or elsewhere, speaks only as of the date on which it was made. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.
Homebuilding adjusted gross margin, land development adjusted gross margin and net debt to capital are non-U.S. GAAP financial measures. A reconciliation to the most comparable U.S. GAAP financial measures is presented in Appendix A hereto.

Contact:

Investor Relations:
Investorrelations@unioncommunityllc.com
408-207-9499 Ext. 476

Media:
Phil Denning/Jason Chudoba
Phil.denning@icrinc.com / Jason.chudoba@icrinc.com

UCP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except shares and per share data)

	June 30, 2014	December 31, 2013
Assets:
Cash and cash equivalents	$39,171	$87,503
Restricted cash	250	—
Real estate inventories	238,795	176,848
Fixed assets, net	1,383	1,028
Intangible assets, net	708	—
Goodwill	4,993	—
Receivables	692	785
Other assets	3,953	1,156
Total assets	$289,945	$267,320

Liabilities and equity:
Accounts payable and accrued liabilities	$26,820	$18,654
Debt	46,858	30,950
Total liabilities	73,678	49,604

Commitments and contingencies (Note 10)

Stockholders’ Equity
Preferred stock, $0.01 par value; 50,000,000 authorized, no shares issued and outstanding at June 30, 2014 and December 31, 2013	—	—
Class A common stock, $0.01 par value; 500,000,000 authorized, 7,835,562 issued and outstanding at June 30, 2014 and 7,750,000 issued and outstanding at December 31, 2013	78	78
Class B common stock, $0.01 par value; 1,000,000 authorized, 100 issued and outstanding at June 30, 2014 and December 31, 2013	—	—
Additional paid-in capital	93,816	93,117
Accumulated deficit	(4,258)	(1,941)
Total UCP, Inc. stockholders’ equity	89,636	91,254
Noncontrolling interest	126,631	126,462
Total stockholders’ equity	216,267	217,716
Total liabilities and equity	$289,945	$267,320

UCP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
REVENUE:
Homebuilding	$50,010	$20,907	$75,456	$25,240
Land development	12,075	6,815	12,249	14,285
Other revenue	1,518	—	1,518	—
Total revenue	63,603	27,722	89,223	39,525

COSTS AND EXPENSES:
Cost of sales - homebuilding	41,076	16,482	61,876	19,942
Cost of sales - land development	9,241	5,136	9,387	9,716
Cost of sales - other revenue	1,329	—	1,329	—
Sales and marketing	3,765	2,099	6,321	3,231
General and administrative	6,909	5,326	13,180	8,806
Total costs and expenses	62,320	29,043	92,093	41,695
Income (loss) from operations	1,283	(1,321)	(2,870)	(2,170)
Other income, net	13	224	86	263
Net income (loss) before income taxes	1,296	(1,097)	(2,784)	(1,907)
Provision for income taxes	—	—	—	—
Net income (loss)	$1,296	$(1,097)	$(2,784)	$(1,907)
Net income (loss) attributable to noncontrolling interest	$1,117	$(1,097)	$(467)	$(1,907)
Net income (loss) attributable to stockholders of UCP, Inc.	179	—	(2,317)	—
Other comprehensive income (loss), net of tax	—	—	—	—
Comprehensive income (loss)	$1,296	$(1,097)	$(2,784)	$(1,907)
Comprehensive income (loss) attributable to noncontrolling interest	$1,117	$(1,097)	$(467)	$(1,907)
Comprehensive income (loss) attributable to stockholders of UCP, Inc.	$179	$—	$(2,317)	$—

Earnings (loss) per share:
Basic	$0.02	$—	$(0.30)	$—
Diluted	$0.02	$—	$(0.30)	$—

Number of shares used in per share calculations:
Basic	7,835,562	—	7,827,999	—
Diluted	7,922,644	—	7,827,999	—

UCP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2014	2013
Operating activities:
Net loss	$(2,784)	$(1,907)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	2,149	—
Abandonment of real estate inventories	173	12
Depreciation and amortization	268	113
Changes in operating assets and liabilities:
Real estate inventories	(48,147)	(17,790)
Receivables	155	—
Other assets	(2,362)	(2,040)
Accounts payable and accrued liabilities	1,915	5,555
Net cash used in operating activities	(48,633)	(16,057)
Investing activities:
Purchases of fixed assets	(536)	(293)
Citizens acquisition	(14,006)	—
Restricted cash	(250)	—
Net cash used in investing activities	(14,792)	(293)
Financing activities:
Cash contributions from member	—	33,956
Repayments of member contributions	—	(25,598)
Proceeds from debt	37,017	10,011
Repayment of debt	(21,110)	(10,555)
Repurchase of Class A common stock for settlement of employee withholding taxes	(814)	—
Net cash provided by financing activities	15,093	7,814
Net decrease in cash and cash equivalents	(48,332)	(8,536)
Cash and cash equivalents – beginning of period	87,503	10,324
Cash and cash equivalents – end of period	$39,171	$1,788

Supplemental disclosure of cash flow information:
Debt incurred to acquire real estate inventories	$—	$4,691
Accrued offering costs	$—	$1,678
Non-cash investing and financing activity
Exercise of land purchase options acquired with acquisition of business	$141	$—
Fair value of assets acquired from the acquisition of business	$20,258
Cash paid for the acquisition of business	$(14,006)	$—
Contingent consideration and liabilities assumed from the acquisition of business	$6,252	$—

Issuance of Class A common stock for vested restricted stock units	$2,074	$—

Appendix A
Reconciliation of GAAP and Non-GAAP Measures

Gross Margin and Adjusted Gross Margin

	Three Months Ended June 30,
	2014	%	2013	%
	(Dollars in thousands)
Consolidated Adjusted Gross Margin
Revenue	$63,603	100.0%	$27,722	100.0%
Cost of sales	51,646	81.2%	21,618	78.0%
Gross margin	11,957	18.8%	6,104	22.0%
Add: interest in cost of sales	1,038	1.6%	301	1.1%
Add: impairment and abandonment charges	140	0.2%	3	—%
Adjusted gross margin(1)	$13,135	20.7%	$6,408	23.1%
Consolidated gross margin percentage	18.8%		22.0%
Consolidated adjusted gross margin percentage(1)	20.7%		23.1%

Homebuilding Adjusted Gross Margin
Homebuilding revenue	$50,010	100.0%	$20,907	100.0%
Cost of home sales	41,076	82.1%	16,482	78.8%
Homebuilding gross margin	8,934	17.9%	4,425	21.2%
Add: interest in cost of home sales	1,035	2.0%	296	1.4%
Add: impairment and abandonment charges	—	—%	—	—%
Adjusted homebuilding gross margin(1)	$9,969	19.9%	$4,721	22.6%
Homebuilding gross margin percentage	17.9%		21.2%
Adjusted homebuilding gross margin percentage(1)	19.9%		22.6%

Land Development Adjusted Gross Margin
Land development revenue	$12,075	100.0%	$6,815	100.0%
Cost of land development	9,241	76.5%	5,136	75.4%
Land development gross margin	2,834	23.5%	1,679	24.6%
Add: interest in cost of land development	3	—%	5	0.1%
Add: impairment and abandonment charges	140	1.2%	3	—%
Adjusted land development gross margin(1)	$2,977	24.7%	$1,687	24.8%
Land development gross margin percentage	23.5%		24.6%
Adjusted land development gross margin percentage(1)	24.7%		24.8%

Other Revenue Gross and Adjusted Margin
Revenue	$1,518	100.0%	$—	—%
Cost of revenue	1,329	87.5%	—	—%
Other revenue gross and adjusted margin	$189	12.5%	$—	—%
Other revenue gross and adjusted margin percentage	12.5%		—%
* Percentages may not add due to rounding.

	Six Months Ended June 30,
	2014	%	2013	%
	(Dollars in thousands)
Consolidated Adjusted Gross Margin
Revenue	$89,223	100.0%	$39,525	100.0%
Cost of sales	72,592	81.4%	29,658	75.0%
Gross margin	16,631	18.6%	9,867	25.0%
Add: interest in cost of sales	1,476	1.8%	365	0.9%
Add: impairment and abandonment charges	173	0.2%	12	—%
Adjusted gross margin(1)	$18,280	20.5%	$10,244	25.9%
Consolidated gross margin percentage	18.6%		25.0%
Consolidated adjusted gross margin percentage(1)	20.5%		25.9%

Homebuilding Adjusted Gross Margin
Homebuilding revenue	$75,456	100.0%	$25,240	100.0%
Cost of home sales	61,876	82.0%	19,942	79.0%
Homebuilding gross margin	13,580	18.0%	5,298	21.0%
Add: interest in cost of home sales	1,473	2.0%	358	1.4%
Add: impairment and abandonment charges	—	—%	—	—%
Adjusted homebuilding gross margin(1)	$15,053	19.9%	$5,656	22.4%
Homebuilding gross margin percentage	18.0%		21.0%
Adjusted homebuilding gross margin percentage(1)	19.9%		22.4%

Land Development Adjusted Gross Margin
Land development revenue	$12,249	100.0%	$14,285	100%
Cost of land development	9,387	76.6%	9,716	68.0%
Land development gross margin	2,862	23.4%	4,569	32.0%
Add: interest in cost of land development	3	(0.1)%	7	—%
Add: impairment and abandonment charges	173	1.4%	12	0.1%
Adjusted land development gross margin(1)	$3,038	24.8%	$4,588	32.1%
Land development gross margin percentage	23.4%		32.0%
Adjusted land development gross margin percentage(1)	24.8%		32.1%
Other Revenue Gross and Adjusted Margin
Revenue	1,518	100.0%	—	—%
Cost of revenue	1,329	87.5%	—	—%
Other revenue gross and adjusted margin	$189	12.5%	$—	—%
Other revenue gross and adjusted margin percentage	12.5%		—%

* Percentages may not add due to rounding.

(1)
Consolidated adjusted gross margin percentage, homebuilding adjusted gross margin percentage and land development adjusted gross margin percentage are non-U.S. GAAP financial measures. Adjusted gross margin is defined as gross margin plus capitalized interest and impairment and abandonment charges. We use adjusted gross margin information as a supplemental measure when evaluating our operating performance.

We believe this information is meaningful, because it isolates the impact that leverage and non-cash impairment and abandonment charges have on gross margin. However, because adjusted gross margin information excludes interest expense and impairment and abandonment charges, all of which have real economic effects and could materially impact our results, the utility of adjusted gross margin information as a measure of our operating performance is limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that we do. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of our performance. The table above provides a reconciliation of adjusted gross margin numbers to the most comparable U.S. GAAP financial measure.

Debt-to-Capital Ratio and Net Debt-to-Capital Ratio

	At June 30, 2014	At December 31, 2013
Debt	$46,858	$30,950
Stockholders’ equity	216,267	217,716
Total capital	$263,125	$248,666
Ratio of debt-to-capital	17.8%	12.4%
Debt	$46,858	$30,950
Less: cash and cash equivalents	39,171	87,503
Debt net cash	7,687	—
Stockholders’ equity	216,267	217,716
Total capital	$223,954	$217,716
Ratio of net debt-to-capital(1)	3.4%	—%

(1)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus stockholders’ and member's equity. The most directly comparable U.S. GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We reconcile this non-U.S. GAAP financial measure to the ratio of debt-to-capital in the table above.